Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS MAY 8, 2017

BY AND BETWEEN

ATLANTIC ALLIANCE PARTNERSHIP CORP.

AND

KALYX DEVELOPMENT INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2017 is entered into by and between Atlantic Alliance Partnership Corp., a company incorporated in the British Virgin Islands as a business company with limited liability (the “Company”), and Kalyx Development Inc., a Maryland corporation (“Kalyx”).

RECITALS:

A.       The Board of Directors of the Company (the “Company Board”) has determined that the merger of Kalyx with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is advisable and in the best interests of the Company and has approved and adopted this Agreement and has resolved to recommend that the Company’s shareholders vote for the adoption of this Agreement;

B.       The Board of Directors of Kalyx (the “Kalyx Board”) has determined that the Merger is advisable and in the best interests of Kalyx and has approved and adopted this Agreement and has resolved to recommend that the shareholders of Kalyx vote for the adoption of this Agreement;

C.       Immediately prior to the Effective Time (as defined below), the Company will continue out of the British Virgin Islands pursuant to Section 184 of the BVI Act so as to be converted into a Maryland corporation (the “Conversion”) by filing with the Department of Assessments and Taxation of the State of Maryland (the “Department”) articles of conversion of the Company (the “Articles of Conversion”) and articles of incorporation of the Company (the “Articles of Incorporation”) and having its Registered Agent in the British Virgin Islands file the required notice of continuance with the Registrar of Corporate Affairs in the British Virgin Islands under Section 184(3) of the BVI Act, each in form and substance compliant with the applicable Law and otherwise reasonably acceptable to the Company and Kalyx;

D.       As a result of the Conversion each outstanding no par ordinary share of the Company (“Company Ordinary Shares”) will become one (1) share of common stock, par value $0.0001 per share (“Company Common Stock”), of Atlantic Alliance Partnership Corp., a Maryland corporation (the “Successor”);

E.       In connection with the consummation of the Merger, AAP Sponsor (PTC) Corp., an existing shareholder of the Company (the “AAPC Sponsor”), has entered into an agreement with Kalyx, dated the date hereof (the “Forfeiture Agreement”), pursuant to which AAPC Sponsor has agreed that, upon consummation of the Merger, it will surrender for cancellation, for no consideration, a certain number of shares of common stock of the Surviving Corporation (as defined below) that AAPC Sponsor would otherwise receive in the Merger, such number to be determined as provided in the Forfeiture Agreement;

F.       Immediately prior to the Conversion, the Company intends to issue additional Ordinary Shares in a private placement (the “PIPE Transaction”) to certain “accredited investors” (the “PIPE Investors”) as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

G.       Simultaneously with Kalyx’s entry into this Agreement, certain shareholders of Kalyx are executing and delivering to Kalyx and the Company voting agreements, the form of which is attached as Exhibit A hereto, to voting favor of the transactions contemplated by this Agreement (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1        Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below:

“AAPC Sponsor” as defined in the Recitals.

“Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (A) a merger or consolidation involving either the Company or Kalyx, (B) the issuance, sale or other disposition by the Company or Kalyx to a Third Party (including by way of merger, consolidation, share exchange or otherwise) of shares of capital stock or options, warrants, calls, subscriptions or securities convertible into capital stock of either the Company or Kalyx representing twenty percent (20%) of the votes associated with the outstanding capital stock of the Company or Kalyx, as applicable, (C) any tender or exchange offer that if consummated would result in any Third Party, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of either the Company or Kalyx representing twenty percent (20%) (by voting power) of the outstanding capital stock of the Company or Kalyx, as applicable, or (D) the acquisition, lease, license, purchase or other disposition of assets of the Company or Kalyx, representing twenty percent (20%) or more of the consolidated assets of the Company or Kalyx, as applicable; provided, that with respect to the Company, an Acquisition Proposal will not include the PIPE Transaction or the Redemption or any redemption or conversion of the Company’s capital stock from the Company’s stockholders that may be required in connection any amendment of the Company’s memorandum or articles of association or other organizational documents to extend the deadline by which the Company must complete its Business Combination.

“Action” as defined in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or under common Control with such Person, including without limitation any Subsidiary.

“Agreement” as defined in the first paragraph of this Agreement.

“Allocation Schedule” as defined in Section 2.4(b).

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“Amended Warrants” as defined in Section 6.2.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by either hereto in connection with or pursuant to this Agreement.

“Articles of Conversion” as defined in the Recitals.

“Articles of Incorporation” as defined in the Recitals.

“Articles of Merger” as defined in Section 2.1(c).

“Benefit Plan” means, with respect to any Person, any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), or any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of such Person or any ERISA Affiliate of such Person), which are now, or were within the past 6 years, maintained, sponsored or contributed to by such Person or any ERISA Affiliate or such Person, or under which such Person or any ERISA Affiliate of such Person has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control., retention, transaction, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements.

“Business Combination” as defined in Section 6.10.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

“Claims” as defined in Section 6.10.

“Closing” as defined in Section 2.1(b).

“Closing Date” as defined in Section 2.1(b).

“Closing Proceeds” means the sum of (i) the funds left in the Trust Account immediately prior to the Closing, after giving effect to the Redemptions by Public Shareholders (but before giving effect to the payment of any expenses incurred in connection with this Agreement or the transactions contemplated hereby or repayment of any outstanding loans of the Company), plus (ii) the gross proceeds received by the Company in the PIPE Transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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“Company” as defined in the first paragraph of this Agreement, provided, that between the time of the Conversion and the Closing, the term “Company” will also include the Successor.

“Company Board” as defined in the Recitals.

“Company Common Stock” as defined in the Recitals.

“Company Contract(s)” as defined in Section 4.13.

“Company Disclosure Schedule” as defined in the first paragraph of Article IV.

“Company Financial Statements” as defined in Section 4.5.

“Company Ordinary Shares” as defined in the Recitals.

“Company Public Shares” means the Company Ordinary Shares (or after the Conversion, shares of Company Common Stock) held by the Public Shareholders.

“Company SEC Documents” as defined in Section 4.5.

“Company Shareholder Approval” as defined in Section 4.3.

“Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person is bound or subject.

“Control” means with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion” as defined in the Recitals.

“Current Kalyx Common Shareholders” means the Persons listed in Section 5.4(a)(D) of the Disclosure Schedule and any other Person to which a Person listed in Section 5.4(a)(D) of the Disclosure Schedule may validly sell, transfer or assign shares of Kalyx Common Stock.

“Definitive Registration Statement” as defined in Section 6.2(a)(ii).

“Department” as defined in the Recitals.

“Effective Time” as defined in Section 2.1(c).

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“Environmental Laws” means any applicable foreign, federal, state or local Law (including statute or common law), ordinance, rule, regulation or judicial or administrative order, consent decree or judgment relating to the protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Secs. 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Secs. 5101-5127, the Solid Waste Disposal Act, as amended, 42 U.S.C. Secs. 6901-6992k, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Secs. 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Secs. 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Secs. 136-136y, the Clean Air Act, 42 U.S.C. Secs. 7401-7671q, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Secs. 1251-1387, and the Safe Drinking Water Act, 42 U.S.C. Secs. 300f-300j-26, as any of the above statutes may be amended from time to time, and the regulations promulgated pursuant to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with Person, is considered under common control and treated as one employer under Sections 414(b), (c), (m) or (o) of the Code. .

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forfeiture Agreement” as defined in the Recitals.

“Future Kalyx Common Shareholders” means any Person to which Kalyx may issue shares of Kalyx Common Stock after the date hereof and in accordance with the terms hereof.

“GAAP” as defined in Section 4.5(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including state departments or divisions of insurance or insurance commissioners or superintendents.

“Governmental Licenses” as defined in Section 5.12.

“Hazardous Material” means any flammable explosives, radioactive materials, chemicals, pollutants, contaminants, wastes, hazardous wastes, toxic substances, mold and any hazardous material as defined by or regulated under any Environmental Law, including, without limitation, petroleum or petroleum products, and asbestos-containing materials

“Indemnified Parties” as defined in Section 6.11(a).

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“Intellectual Property” means all U.S. state and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”), (D) all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (“Software”), (E) any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, (F) any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection, (G) other intellectual property, and (H) all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Period” as defined in Section 6.1(a).

“IRR Value” means, with respect to a share of Kalyx Preferred Stock, the amount by which a ten percent (10%) Internal Rate of Return (as defined in, and calculated in accordance with, the Kalyx Charter, including giving effect to prior dividends), with respect to the relevant share of Kalyx Preferred Stock, exceeds, with respect to the Kalyx Series A Preferred Stock, the Series A Original Issue Price (as defined in the Kalyx Charter) or, with respect to the Kalyx Series B Preferred Stock, the Series B Original Issue Price (as defined in the Kalyx Charter).

“Kalyx” as defined in the first paragraph of this Agreement.

“Kalyx Board” as defined in the Recitals.

“Kalyx Charter” means the Articles of Amendment and Restatement of Kalyx dated July 14, 2016, and as it may be amended after the date hereof in accordance with the terms of this Agreement.

“Kalyx Common Stock” means the common stock, par value $0.0001 per share, of Kalyx.

“Kalyx Compensation Committee” means the Compensation Committee of the Kalyx Board, which consists of a majority of independent directors.

“Kalyx Disclosure Schedule” as defined in the first paragraph of Article V.

“Kalyx Financial Statements” as defined in Section 5.5.

“Kalyx Material Contract” as defined in Section 5.23(a).

“Kalyx Preferred Stock” means the Kalyx Series A Preferred Stock and the Kalyx Series B Preferred Stock.

“Kalyx Pro Rata Share” means, with respect to the Current Kalyx Common Shareholders, the quotient of (i) the number of shares of Kalyx Common Stock held by such shareholder on the date hereof, divided by (ii) the aggregate number of shares of Kalyx Common Stock issued and outstanding on the date hereof.

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“Kalyx Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Kalyx.

“Kalyx Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of Kalyx.

“Kalyx Shareholder Approval” as defined in Section 5.2.

“Kalyx Warrants” means the existing and outstanding warrants to purchase shares of Kalyx Common Stock.

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.

“Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.

“Lien” means any and all liens, charges, security interests, options, claims, mortgages, pledges or restrictions on title or transfer of any nature whatsoever.

“Lock-Up Agreement” as defined in Section 7.3(e).

“MGCL” means the Maryland General Corporation Law.

“Management Company” as defined in Section 7.3(j).

“Material Adverse Effect” means, with respect to any Person, any fact, event, circumstance, change, condition or effect, individually or in the aggregate, that is material and adverse to (a) the business, assets, properties, liabilities, condition (financial or otherwise), prospects or results of operations of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder. Notwithstanding the foregoing, with respect to the Company, the amount of the Redemptions or the failure to obtain the Company Shareholder Approval shall not be deemed to be a Material Adverse Effect on the Company.

“Merger” as defined in the Recitals.

“Merger Consideration” means the shares of common stock of the Surviving Corporation to be issued to Kalyx stockholders pursuant to Section 2.2.

“Nasdaq” means the Nasdaq Capital Market.

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“Non-Competition Agreement” as defined in Section 7.3(d).

“Operating Partnership” means Kalyx OP LP, a Delaware limited partnership.

“Operating Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Kalyx OP LP dated as of January 4, 2106, as amended by Amendment No. 1 dated as of January 4, 2016 and as further amended by Amendment No. 2 dated as of July 28, 2016.

“Orders” as defined in Section 4.8(b).

“Per Share Price” means an amount equal to Ten U.S. Dollars ($10.00).

“Permits” means any licenses, franchises, permits, certificates, approvals, accreditations or other similar authorizations from any Governmental Authority.

“Permitted Company Loans” as defined in Section 6.1(a)(x).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).

“Preliminary Registration Statement” as defined in Section 6.2(a)(ii).

“Proceeding” as defined in Section 6.11(a).

“Properties” as defined in Section 5.8

“Prospectus” as defined in Section 6.10.

“Public Shareholders” as defined in Section 6.10.

“Real Property Leases” as defined in Section 5.8

“Redemption” means the redemption or conversion by the Company of the Company Public Shares from the Public Shareholders in conjunction with a shareholder vote on the transactions contemplated by this Agreement and the consummation of the Merger.

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“Registration Statement” as defined in Section 6.2(a)(ii).

“REIT” as defined in Section 5.15.

“Related Entity” as defined in Section 5.8.

“Related Person” as defined in Section 5.16.

“Representative” means, with respect to any Person, (a) its Subsidiaries and Affiliates, and (b) its, and its Subsidiaries’ and Affiliates’ respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“Requisite Regulatory Approvals” as defined in Section 7.1(h).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” as defined in the Recitals.

“Securities Laws” means the Securities Act and the Exchange Act.

“Special Meeting” as defined in Section 6.2(a).

“Shareholder Certificate” as defined in Section 2.2(a)(i).

“Subsidiary” when used with respect to any Person means another Person Controlled by such first Person or another Subsidiary of such first Person.

“Successor” as defined in the Recitals.

“Surviving Corporation” as defined in Section 2.1(a).

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Tax Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Authority relating to Tax.

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“Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” as defined in Section 8.1(b)(iii).

“Third Party” means any Person (or group of Persons) other than the Company, Kalyx and their respective Subsidiaries.

“Transfer Agent” as defined in Section 2.4(b).

“Trust Account” as defined in Section 6.10.

“Trust Liquidation Value” means the amount payable to each holder of a Company Ordinary Share (or after the Conversion, a share of Company Common Stock) if they elect to redeem or convert such share in the Redemption, which as of the date of this Agreement is $10.53 per share.

“Voting Agreements” as defined in the Recitals.

“Warrant Exchange Shares” means shares of Kalyx Common Stock issued after the date hereof in connection with an election by a holder of Kalyx Warrants to accept shares of Kalyx Common Stock upon surrender for cancellation of Kalyx Warrants as contemplated by Section 6.2.

“Warrantholder Approval” as defined in Section 6.2

ARTICLE II

THE MERGER

SECTION 2.1        The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement and after giving effect to the Conversion, at the Effective Time, Kalyx shall be merged with and into the Successor in accordance with the requirements of the MGCL, whereupon the separate existence of Kalyx shall cease, and the Successor shall be the corporation surviving the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in Section 4A-709 of the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, franchises, property, immunities, powers and purposes and assume and be liable for all the debts, liabilities, obligations and penalties of the Successor and Kalyx.

(b)         The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Reitler, Kailas & Rosenblatt LLP in New York City at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) Business Days, after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) (the actual time and date of the Closing being referred to herein as the “Closing Date”). By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile exchange of documents and signatures with the exchange of original documents and signatures by overnight delivery.

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(c)         As soon as reasonably practicable following the Closing on the Closing Date, the Company and Kalyx shall execute and file articles of merger, in a form mutually satisfactory to the Company and Kalyx (the “Articles of Merger”), with the Department, and make all other filings or recordings required by the MGCL to be made in connection with the Merger. The Merger shall become effective at such time as Articles of Merger are duly filed with the Department, or at such later time as is specified in the Articles of Merger (such time, the “Effective Time”).

SECTION 2.2        Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i)          each holder of shares of Kalyx Series A Preferred Stock outstanding immediately prior to the Effective Time, upon the delivery of a certificate in a form to be reasonably agreed by the Company and Kalyx (the “Shareholder’s Certificate”), will receive for each share of Kalyx Series A Preferred Stock held, a number of shares of common stock of the Surviving Corporation equal to the sum of (A) the quotient of (I) the number of shares of Kalyx Series A Preferred Stock held by such holder, divided by (II) 0.9, plus (B) the quotient of (I) the IRR Value of such Kalyx Series A Preferred Stock, divided by (II) the Per Share Price, and all outstanding shares of Kalyx Series A Preferred Stock will be cancelled and will cease to exist;

(ii)         each holder of shares of Kalyx Series B Preferred Stock outstanding immediately prior to the Effective Time, upon the delivery the Shareholder’s Certificate, will receive for each share of Kalyx Series B Preferred Stock held, a number of shares of common stock of the Surviving Corporation equal to the sum of (A) the number of shares of Kalyx Series B Preferred Stock held by such holder, plus (B) the quotient of (I) the IRR Value of such Kalyx Series B Preferred Stock, divided by (II) the Per Share Price, and all outstanding shares of Kalyx Series B Preferred Stock will be cancelled and will cease to exist;

(iii)        each Current Kalyx Common Shareholder, upon the delivery of the Shareholder’s Certificate, will receive such shareholder’s Kalyx Pro Rata Share of 1,750,000 shares of common stock of the Surviving Corporation, and all outstanding shares of Kalyx Common Stock held by the Current Kalyx Common Shareholders will be cancelled and will cease to exist;

(iv)         each holder of Warrant Exchange Shares outstanding immediately prior to the Effective Time, upon the delivery of the Shareholder’s Certificate, will receive the number of shares of common stock of the Surviving Corporation equal to the number of Warrant Exchange Shares held by such holder, and all outstanding Warrant Exchange Shares will be cancelled and will cease to exist;

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(v)         each Future Kalyx Common Shareholder, if any, upon the delivery of the Shareholder’s Certificate, will receive the number of shares of common stock of the Surviving Corporation equal to the number of shares of Kalyx Common Stock held by such shareholder, and all outstanding shares of Kalyx Common Stock held by the Future Kalyx Common Shareholders will be cancelled and will cease to exist;

(vi)       each share of Company Common Stock held by the Successor as treasury stock immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto; and

(vii)       subject to the terms of the Forfeiture Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including the Company Public Shares, those issued pursuant to the PIPE Transaction and those issued as dividends pursuant to Section 2.7, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.3        Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each of the Kalyx Warrants, including the Amended Warrants, will be assumed by the Surviving Corporation. In the case of the warrants to be issued by the Surviving Corporation to the holders of Kalyx Common Stock, all of such holders shall elect to receive Amended Warrants and the total number of warrants to be issued shall be 3,152,372, of which 746,951 shall be cashless.

SECTION 2.4        Mechanics of Exchange.

(a)         Delivery of Shareholder’s Certificate. It shall be a condition to the receipt by a Kalyx stockholder of such stockholder’s portion of the Merger Consideration that the stockholder execute and deliver the Shareholder’s Certificate. After the Effective Time, there shall be no further transfer of shares of capital stock of Kalyx on Kalyx’s records, and Kalyx shall not honor transfer instructions related to any proposed transfer of shares of capital stock of Kalyx after the Effective Time or give effect to any such transfer instructions.

(b)         Issuance of Common Stock. Not less than three (3) Business Days prior to the anticipated Closing Date, Kalyx shall deliver to Company a schedule (the “Allocation Schedule”) setting forth an illustrative allocation of the shares of common stock of the Surviving Corporation to be issued at the Closing, which Allocation Schedule will be subject to the review and reasonable approval by the Company. The Allocation Schedule will be prepared in accordance with the provisions of this Agreement and the Kalyx Charter as in effect immediately prior to the Effective Time and certified by the President and Chief Executive Officer of Kalyx in his capacity as such. The Surviving Corporation and Continental Stock Transfer and Trust Company, the transfer agent of the Successor (the “Transfer Agent”), shall be permitted to rely, without further inquiry, on the final approved Allocation Schedule in issuing the shares of common stock of the Surviving Corporation to be issued as provided herein. At the Closing, the Surviving Corporation will direct the Transfer Agent to issue such number of shares of common stock of the Successor Corporation calculated in accordance with, to the Persons entitled to receive such shares pursuant to, Section 2.2 as set forth in the final approved Allocation Schedule. Attached as Schedule 2.4(b) hereto for illustrative purposes only is a sample allocation schedule with certain assumptions set forth therein and assuming for such purposes that the Effective Time is August 1, 2017. In the event of any ambiguity in the determination of the Allocation Schedule and the determination of the number of shares of Surviving Corporation common stock to be issued under Section 2.2, such ambiguity shall be read consistently with the sample in Schedule 2.4(b). Notwithstanding the foregoing, Kalyx hereby agrees that in the event that the Effective Time is after August 1, 2017, immediately prior to the Closing, in lieu of IRR Shares, Kalyx shall pay cash to the holders of Kalyx Preferred Stock for any additional amounts accruing under the Kalyx Charter with respect to their Kalyx Preferred Stock for periods after August 1, 2017.

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(c)         No Further Rights. All shares of common stock of the Surviving Corporation issued upon delivery of a Shareholder’s Certificate in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of capital stock of Kalyx.

SECTION 2.5        Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Kalyx or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction; or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of capital stock of Kalyx and the Company the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

SECTION 2.6        Fractional Shares. No fractional shares of common stock of the Surviving Corporation shall be issued as part of the Merger Consideration. In lieu of any fractional shares to which any Person would otherwise be entitled pursuant to Section 2.2 above, the Surviving Corporation shall pay an amount in cash (without interest) equal to such fractional shares multiplied by the Per Share Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

SECTION 2.7        Pre-Closing Company Dividend. The Company shall, prior to the consummation of the PIPE Transaction, but after the deadline for Public Shareholders to provide their election to the Company to have their Company Public Shares subject to Redemption, declare and pay to its stockholders that do not elect to have their Company Public Shares subject to Redemption a share dividend of Company Ordinary Shares of a number of shares for each Company Ordinary Share held by such stockholder equal to the quotient of (a) the difference (if greater than zero) of (i) the Trust Liquidation Value, less (ii) the Per Share Price, divided by (b) the Per Share Price.

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ARTICLE III

CERTAIN GOVERNANCE MATTERS

SECTION 3.1        Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Successor shall be the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law).

SECTION 3.2       Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Successor shall be bylaws of the Surviving Corporation (until amended in accordance with applicable Law).

SECTION 3.3        Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of Kalyx immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of Kalyx immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Company SEC Documents filed and publicly available prior to the date hereof and except as set forth in the disclosure letter delivered by the Company to Kalyx simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Kalyx that the following statements are true and correct as of the date hereof:

SECTION 4.1        Organization and Qualification. The Company is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands, and as of the Closing, after the Conversion, the Successor will be a company duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has the requisite power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary (such jurisdictions being those listed on the Company Disclosure Schedule), except for such failures to be so qualified and in good standing that have not had, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company does not have any Subsidiaries.

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SECTION 4.2        Capitalization. The Company is authorized to issue an unlimited number of Company Ordinary Shares, of which, as of the date of this Agreement, 3,413,938 shares are issued and outstanding and an unlimited number of preferred shares, of which, as of the date of this Agreement, no shares are issued and outstanding. As of the date of this Agreement there are no Company Ordinary Shares held in treasury. All the outstanding shares of the Company’s capital stock are in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no (A) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, (B) outstanding options to purchase shares of Company Common Stock, (C) warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, (D) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company (other than the Redemptions) or (E) outstanding preemptive rights, rights of first refusal, rights of co-sale, tag along rights or drag along rights of or for the shareholders of the Company on any matter. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Company’s capital stock.

SECTION 4.3        Corporate Authorization; Enforceability; Board Action. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to the Company Shareholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption by the Company’s shareholders of this Agreement, the Conversion and the consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the Company’s memorandum and articles of association and the BVI Act and the MGCL (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, subject to Company Shareholder Approval and assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 4.4        Consents and Approvals; No Violations.

(a)         The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than: (i) the filing of the Articles of Conversion and the required notice of continuance with the Registrar of Corporate Affairs in the British Virgin Islands under Section 184(3) of the BVI Act, (ii) the filing of the Articles of Merger in connection with the Merger in accordance with the MGCL, (iii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (iv) compliance with the rules and regulations of the Nasdaq, except in each case where the failure to obtain or make such consents, approvals or actions or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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(b)         Neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Company’s Amended and Restated Memorandum and Articles of Association, (ii) assuming compliance with the matters referred to in Section 4.4(a), conflict with or result in any violation of any provision of any Law applicable to the Company, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party, with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled) under, any provision of any Contract by which the Company is bound or subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company, except for any deviations from any of the foregoing clauses (i) through (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.5        SEC Filings and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since April 28, 2015 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

SECTION 4.6        Absence of Certain Changes. Since December 31, 2016, (i) the Company has not conducted any business or operations, (ii) the Company has not incurred any Liabilities, other than fees and expenses incurred in connection with the preparation and filing of the Company SEC Documents, other administrative expenses incurred in the ordinary course of business, and transaction expenses in incurred in connection with the evaluation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and (iii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

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SECTION 4.7        Undisclosed Liabilities. Except for (i) Liabilities reflected, disclosed or reserved against in the Company Financial Statements (including the footnotes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, and (ii) fees and expenses incurred in connection with the preparation and filing of the Company SEC Documents, other administrative expenses incurred in the ordinary course of business and transaction expenses in incurred in connection with the evaluation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the Company does not have any Liabilities of any nature whether or not accrued, contingent or otherwise, and whether or not required to be discharged, nor are there any facts or circumstances that would reasonably be expected to result in any material obligation or Liability.

SECTION 4.8        Litigation.

(a)         As of the date hereof, (i) there is no litigation, suit, action, claim, charge or other proceeding (each, an “Action”) by or before any Governmental Authority or any other Person pending or, to the knowledge of the Company, threatened, against, by or affecting the Company (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), or any of its assets, properties or business, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company.

(b)         There are no judgments, injunctions, writs, orders or decrees (“Orders”) binding on the Company.

SECTION 4.9      Compliance with Laws. The Company is, and all times since its formation has been, in compliance with all applicable Laws and Orders in all material respects.

SECTION 4.10    Employee Benefit Plans. The Company has not established, and does not maintain or sponsor, any Benefit Plans.

SECTION 4.11    Taxes.

(a)         The Company has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to have been paid by it, and (iii) made adequate provision (or adequate provision has been made on its behalf) in accordance with GAAP for all material accrued Taxes not yet due.

(b)         There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(c)         The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

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(d)         No federal, state, local or foreign Tax Proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company, and the Company has not received a written notice of any proposed Tax Proceedings with respect to any material Taxes.

(e)         No extension of time to file a Tax Return of the Company, which such Tax Return has not since been filed in accordance with applicable Law, has been filed.

(f)          The statute of limitations for any Tax Proceeding relating to the Company has never been modified, extended or waived.

(g)         Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return of the Company has been reported to all Governmental Authorities in accordance with applicable Law.

(h)         Since the Company’s formation, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return relating to the Company.

(i)          The Company is not a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Authority relating to the Tax of the Company has ever been requested or received.

(j)          The Company does not have any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(k)          No asset of the Company is required to be treated for Tax purposes as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(l)           At no time since its formation, has the Company been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)         At no time since its formation, has the Company distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n)         The Company is not, nor since its formation, has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(o)         No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.

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(p)         The Company has made available to Kalyx all Tax Returns of the Company since its formation and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of the Company.

(q)          Section 4.11(q) of the Company Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) in which a Tax Return of the Company has been the subject of any Tax Proceedings since its formation, a description of each such Tax Return, and the relevant Tax periods.

(r)          Section 4.11(r) of the Company Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has been paid or in which any Tax Return has been filed by the Company or any of its Subsidiaries since its formation.

SECTION 4.12     Certain Contracts. The Company SEC Documents contain a complete list of all currently effective Contracts to which the Company is a party which are required to be filed with the SEC under the Securities Act and the Exchange Act, including Contracts entered into by the Company (which are or will be in effect as of or after the date of this Agreement) involving payments with any Person who is an officer, director or Affiliate of the Company, or any relative of any of the foregoing which is required to be filed with the SEC (the “Company Contracts”). Except as provided in the Company Disclosure Schedule: (i) each Company Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party to a Company Contract, is in violation or default of any term of any Company Contract in any material respect, and (iii) to the knowledge of the Company, no condition or event exists that, with the giving of notice or the passage of time, or both, would constitute a violation or default by the Company or any of its Subsidiaries, as the case may be, or any other party to a Company Contract, or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to the Company Contract.

SECTION 4.13     Intellectual Property. The Company does not own, license or use any material Intellectual Property.

SECTION 4.14    Finders’ or Advisors’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or, commission in connection with the transactions contemplated by this Agreement.

SECTION 4.15    Absence of Sensitive Matters. To the knowledge of the Company, none of the officers or directors of the Company or any of its Affiliates:

(a)         has made or has agreed to make any contribution, payment or gift or to provide any other compensation or other benefit to any Governmental Authority or any Person (including, but not limited to, any employee or agent) associated or affiliated with or representing a Governmental Authority, where the contribution, payment, compensation or other benefit or the purpose of the contribution, payment, compensation or other benefit was or is illegal under the applicable Law or other rules of any Governmental Authority; or

(b)        has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

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SECTION 4.16    Bank Accounts. Section 4.16 of the Company Disclosure Schedule sets forth the names and locations of all banks, depositories and other financial institutions in which the Company or any of its Subsidiaries have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF KALYX

Except as set forth in the disclosure letter delivered by Kalyx to the Company simultaneously with the execution of this Agreement (the “Kalyx Disclosure Schedule”), Kalyx represents and warrants to the Company that the following statements are true and correct as of the date hereof:

SECTION 5.1      Organization, Authority.

(a)         Kalyx has been duly organized and is validly existing as a corporation in good standing with the State Department of Assessments and Taxation of Maryland and has all the requisite corporate power and authority to own, lease and operate its properties and assets, to conduct its business as currently conducted and to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, and is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect on Kalyx. Kalyx has made available to the Company accurate and complete copies of its articles incorporation and bylaws, each as amended to date and as currently in effect, and Kalyx is not is in violation of any of the provisions thereof in any material respect.

(b)         The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Laws of the State of Delaware, has the requisite limited partnership power and limited partnership authority to own, lease and operate its properties, conduct its business as currently conducted, and is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect on Kalyx or the Operating Partnership. Kalyx GP LLC, a wholly-owned Subsidiary of Kalyx, is the sole general partner of the Operating Partnership. The Operating Partnership Agreement is in full force and effect, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and subject to general principles of equity and, with respect to rights to indemnity and contribution thereunder, except as rights may be limited by applicable Law or policies thereunder. Except as set forth in Section 5.1(b) of the Kalyx Disclosure Schedule, Kalyx owns all of its outstanding equity interests, free and clear of any Liens, other than Liens created under the Operating Partnership Agreement. Kalyx has made available to the Company accurate and complete copies of the Operating Partnership Agreement, as amended to date and as currently in effect, and neither Kalyx nor the Operating Partnership is in violation of any of the provisions thereof in any material respect.

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(c)         Section 5.1(c) of the Kalyx Disclosure Schedule lists all the Subsidiaries of Kalyx. Each of such Subsidiaries has been duly formed and is validly existing as a limited liability company in good standing under the Laws of its jurisdiction of formation, has the requisite limited liability power and authority to own, lease and operate its properties, conduct its business as currently conducted, and is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect on Kalyx or such Subsidiary. Kalyx has made available to the Company accurate and complete copies of the organizational documents of each of its Subsidiaries, each as amended to date and as currently in effect, and neither Kalyx nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.

SECTION 5.2        Corporate Authorization; Enforceability; Board Action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kalyx, subject to the approval and adoption by the shareholders of Kalyx of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the articles of incorporation and bylaws of Kalyx and the MGCL (the “Kalyx Shareholder Approval”). The Kalyx Shareholder Approval requires the affirmative vote by holders of a majority of the issued and outstanding capital stock of Kalyx, voting together as a single class, and no other votes or approvals of Kalyx’s shareholders are required. This Agreement has been duly executed and delivered by Kalyx and, subject to Kalyx Shareholder Approval and assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding agreement of Kalyx enforceable against Kalyx in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 5.3        Consents and Approvals; No Violations.

(a)         The execution, delivery and performance by Kalyx of this Agreement and the consummation by Kalyx of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than (i) the filing of the Articles of Merger in connection with the Merger in accordance with the MGCL, and (ii) any other approvals the absence of which have not and would not reasonably be expected to, individually or in the aggregate, (A) prevent or delay consummation of the Merger in any material respect or (B) have a Material Adverse Effect on Kalyx.

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(b)         Except as set forth in Section 5.3(b) of the Kalyx Disclosure Schedule, neither the execution, delivery or performance by Kalyx of this Agreement nor the consummation by Kalyx of the transactions contemplated hereby, including the Merger, nor compliance by Kalyx with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of Kalyx or the similar organizational and governing documents of any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any Law binding upon or applicable to Kalyx or any of its Subsidiaries or applicable to the consummation by Kalyx of the Merger and the other transactions contemplated hereby, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Kalyx or any of its Subsidiaries or to a loss of any benefit to which Kalyx or any of its Subsidiaries is entitled) under any provision of Contract by or which any of Kalyx or any of its Subsidiaries is bound or subject or any of Kalyx’s Permits, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to (A) materially impair or delay consummation of the Merger, or (B) have a Material Adverse Effect on Kalyx.

SECTION 5.4        Capitalization.

(a)         The authorized capital stock of Kalyx consists of (i) 34,000,000 shares of Kalyx Common Stock, of which, as of the date of this Agreement, 4,923,705 shares are issued and outstanding and (ii) 6,000,000 shares of preferred stock, (A) 2,446,331 shares of which are designated as Kalyx Series A Preferred Stock, and as of the date of this Agreement, all of which are issued and outstanding, and (B) 3,553,669 shares of which are designated as Kalyx Series B Preferred Stock, and as of the date of this Agreement, 286,700 shares of which are issued and outstanding. All of the issued and outstanding capital stock of Kalyx, along with the legal (registered) and beneficial owners thereof, is set forth on Section 5.4(a) of the Kalyx Disclosure Schedule. As of the date of this Agreement there are no shares of Kalyx capital stock held in treasury. All the outstanding shares of the capital stock of Kalyx are in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The equity interests issued by the Operating Partnership are listed in Section 5.4(a) of the Kalyx Disclosure Schedule. Except as set forth in Section 5.4(a) of the Kalyx Disclosure Schedule: (A) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of Kalyx or any of its Subsidiaries on any matter, (B) there are no outstanding options to purchase shares of Kalyx capital stock, (C) there are no warrants to purchase shares of Kalyx capital stock, (D) there are no other options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kalyx or any of its Subsidiaries to issue, transfer or sell any shares of equity interests of Kalyx or any of its Subsidiaries, (E) there are no outstanding contractual obligations of Kalyx or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Kalyx or any of its Subsidiaries (F) there are no outstanding preemptive rights, rights of first refusal, rights of co-sale, tag along rights or drag along rights of or for the shareholders of Kalyx or any of its Subsidiaries on any matter and (G) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by Kalyx or any of its Subsidiaries. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the capital stock of Kalyx.

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(b)         Except as set forth in Section 5.4(b) of the Kalyx Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Kalyx is, directly or indirectly, owned by Kalyx, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either Kalyx or one of its Subsidiaries free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws.

(c)         As of August 1, 2017 the IRR Value will not be greater than $3,369,391.

(d)        The total number of warrants that have been issued to holders of Kalyz Series A Preferred Stock is 4,892,662. The total number of warrants that have been issued to holders of Kalyx Series B Preferred Stock is 358,375.

SECTION 5.5        Kalyx Financial Statements. Kalyx has delivered to the Company true and complete copies of (i) the audited consolidated Balance Sheet, Income Statement and Statements of Cash Flow and Stockholders’ Equity of Kalyx Development LLC (the predecessor of Kalyx) and its Subsidiaries as of and for the year ended December 31, 2015 and (ii) the unaudited consolidated Balance Sheet, Income Statement and Statements of Cash Flow and Stockholders’ Equity of Kalyx and its Subsidiaries as of and for the year ended December 31, 2016 (clauses (i) and (ii) together, the “Kalyx Financial Statements”). The Kalyx Financial Statements present fairly the financial condition and results of operations and cash flows of Kalyx and its Subsidiaries for the dates or periods indicated thereon and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated in all material respects. Neither Kalyx nor any of its Subsidiaries has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 5.6        Absence of Certain Changes. Since December 31, 2016: (i) Kalyx and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice, and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on Kalyx.

SECTION 5.7        Undisclosed Liabilities. Except for Liabilities set forth in Section 5.7 of the Kalyx Disclosure Schedule or reflected, disclosed or reserved against in the Kalyx Financial Statements (including the footnotes thereto), the Company does not have any Liabilities of any nature whether or not accrued, contingent or otherwise, and whether or not required to be discharged, nor are there any facts or circumstances that would reasonably be expected to result in any obligation or Liability.

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SECTION 5.8        Real Property. Section 5.8 of the Kalyx Disclosure Schedule contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which the Operating Partnership, indirectly through its Subsidiaries has an ownership interest (the “Properties”) and a description (by location, name of lessor, name of lesser, date of lease and term expiry date) of all leases of such Properties (collectively, the “Real Property Leases”). Except as set forth in Section 5.8 of the Kalyx Disclosure Schedule, each of the Operating Partnership, any of its respective Subsidiaries or any joint venture in which either of the Operating Partnership or any of its respective Subsidiaries owns an interest (each such joint venture being referred to as a “Related Entity”), as the case may be, has good and marketable fee or leasehold title to the Properties, in each case, free and clear of all Liens of any kind (excluding taxes, assessments and fees not yet due and payable), other than those that to the knowledge of Kalyx, would not, singly or in the aggregate, materially affect the value of any of the Properties and do not materially interfere with the use made and proposed to be made of any of the Properties by Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity. None of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity owns or leases any interest in real property other than the Properties. Each of the Real Property Leases material to the business of Kalyx, the Operating Partnership and their respective Subsidiaries, considered as a whole, are in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such Properties (taken as a whole) by Kalyx, the Operating Partnership any of their respective Subsidiaries or any Related Entity, and (1) except as set forth in Section 5.8 of the Kalyx Disclosure Schedule, Kalyx and its Subsidiaries are not in default under, and, to the knowledge of Kalyx, no other default or event of default has occurred under any such Real Property Leases and none of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity has received any notice of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under such Real Property Leases and (2) none of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity under any of the material Real Property Leases, or affecting or questioning the rights of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity to the continued possession of the leased, subleased or sub-subleased premises under any Real Property Lease. All Liens on any of the Properties and the assets of any of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity are set forth in Section 5.8 of the Kalyx Disclosure Schedule. No tenant under any of the Real Property Leases or any other party has a right of first refusal, right of first offer or an option to purchase any of the Properties, except for such rights or options that have been expressly waived in writing by such parties, which written waivers have been provided to the Company. To the knowledge of Kalyx, none of the Properties fails to comply with all applicable codes, Laws and regulations (including, without limitation, building and zoning codes, Laws and regulations and Laws relating to access to the Properties), except if and to the extent disclosed in Section 5.8 of the Kalyx Disclosure Schedule and except for such failures to comply that have not and would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Kalyx. The mortgages and deeds of trust, if any, that encumber any of the Properties are not convertible into equity securities of the entity owning such Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than certain other Properties. None of Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity or, to the knowledge of Kalyx, any lessee of any of the Properties is in default under any of the Real Property Leases and there is no event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under any of the Real Property Leases, except such defaults that have not had and would not reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect on Kalyx.

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SECTION 5.9         Environmental Laws. Except as has not had and would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Kalyx or any of its Subsidiaries, (a) none of Kalyx, the Operating Partnership, any of their respective Subsidiaries, any Related Entity nor, to the knowledge of Kalyx, any of the Properties is in violation of any Environmental Laws, (b) Kalyx, the Operating Partnership, their respective Subsidiaries, the Related Entities and, to the knowledge of Kalyx, the Properties have all permits, authorizations and approvals required under any applicable Environmental Laws and none of Kalyx, the Operating Partnership, their respective Subsidiaries or the Related Entities have received any notice that any of them or any of the Properties is not in compliance with their requirements, (c) none of Kalyx, the Operating Partnership, their respective Subsidiaries or any Related Entity have received notice of any pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law or Hazardous Material against Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity or, to the knowledge of Kalyx, otherwise with regard to the Properties, (d) to the knowledge of Kalyx, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Properties, Kalyx, the Operating Partnership, any of their respective Subsidiaries or any Related Entity relating to Hazardous Materials or any Environmental Laws, and (e) to the knowledge of Kalyx, none of the Properties is included or proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the United States Environmental Protection Agency or on any similar list or inventory issued by any other federal, state or local governmental authority pursuant to Environmental Laws.

SECTION 5.10      Utilities and Access. To the knowledge of Kalyx, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Property over duly dedicated streets or perpetual easements of record benefiting the applicable Property. To the knowledge of Kalyx, each of the Properties has legal access to public roads and all other roads necessary for the use of each of the Properties.

SECTION 5.11     No Condemnation. To the knowledge of Kalyx, there are no pending or threatened condemnation proceedings or zoning change or other proceeding or action with respect to the Properties that, if determined adversely, would reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect on Kalyx.

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SECTION 5.12      Possession of Licenses and Permits. Kalyx and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Authorities necessary to conduct the business now operated by them, except where the failure so to possess has not had and would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Kalyx and its Subsidiaries. Kalyx and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply has not had and would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Kalyx. To the knowledge of Kalyx, all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect has not had and would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on Kalyx. Neither Kalyx nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect on Kalyx.

SECTION 5.13    Business Insurance. Kalyx and its Subsidiaries carry or are entitled to the benefits of insurance, by recognized and reputable insurers, in such amounts and covering such risks as are commercially reasonable in the business in which Kalyx is engaged, and all such insurance is in full force and effect. Kalyx has no reason to believe or knowledge that it or any of its Subsidiaries will not be able to (A) renew, if desired, its existing insurance coverage as and when such policies expire or (B) obtain similar coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Kalyx. There are no claims by Kalyx or any of its Subsidiaries under any insurance policy as to which any insurance company has denied liability or insurance coverage, except where such denial has not had and would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on Kalyx.

SECTION 5.14     Title Insurance. Except as set forth in Section 5.14 of the Disclosure Schedule, Kalyx and each of its Subsidiaries and each Related Entity, as applicable, carries or is entitled to the benefits of title insurance on the fee interests and/or leasehold interests (in the case of a ground lease interest) with respect to each Property with recognized and reputable insurers, in an amount not less than such entity’s cost for the real property comprising such Property, insuring that such party is vested with good and insurable fee or leasehold title, as the case may be, to each such Property.

SECTION 5.15    Real Estate Investment Trust; Operating Partnership. Commencing with its taxable year ended December 31, 2016, Kalyx has elected or will elect to be taxed as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Code, will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and will operate in a manner that will enable it to meet the requirements for qualification and taxation as a REIT under the Code for Kalyx’s taxable year ended December 31, 2016 and each taxable year thereafter or until such time that the Kalyx Board determines that it is no longer desirable for Kalyx to be taxes as a REIT. The proposed method of operation of Kalyx will enable Kalyx to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2016 and thereafter. The Operating Partnership will be treated either as a “partnership” within the meaning of Sections 7701(a)(2) and 761(a) of the Code or an entity disregarded from Kalyx for federal and applicable state income tax purposes, and not as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

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SECTION 5.16    Transactions with Related Parties. To knowledge of Kalyx, no officer, director or Affiliate of Kalyx or any of its Subsidiaries has, nor any immediately family member of any of the foregoing (each of the foregoing, a “Related Person”), either directly or indirectly:

(a)         an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes any goods or services to Kalyx or any of its Subsidiaries or otherwise does business with Kalyx or any of its Subsidiaries, or

(b)         a beneficial interest in any material Contract, commitment, agreement or transaction to which any of Kalyx or any of its Subsidiaries is a party or under which Kalyx or any of its Subsidiaries is obligated or bound or to which the securities or property of Kalyx or any of its Subsidiaries may be subject, other than material Contracts, commitments, agreements or transactions between Kalyx or any of its Subsidiaries and such Persons in their capacities as officers or directors of Kalyx; provided that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, director or Affiliate of less than one percent (1%) of a class or securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

SECTION 5.17    Absence of Sensitive Matters. To the knowledge of Kalyx, none of the officers or directors of Kalyx or any of its Affiliates:

(a)         has made or has agreed to make any contribution, payment or gift or to provide any other compensation or other benefit to any Governmental Authority or any Person (including, but not limited to, any employee or agent) associated or affiliated with or representing a Governmental Authority, where the contribution, payment, compensation or other benefit or the purpose of the contribution, payment, compensation or other benefit was or is illegal under the applicable Law or other rules of any Governmental Authority; or

(b)         has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law

SECTION 5.18    Litigation.

(a)         As of the date hereof, except as set forth in Section 5.18(a) of the Kalyx Disclosure Schedule (i) there is no material Action by or before any Governmental Authority or any other Person pending or, to the knowledge of Kalyx, threatened, against, by or affecting Kalyx or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), or any of its or their respective securities assets, properties or business, and (ii) no material investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of Kalyx, threatened against Kalyx or any of its Subsidiaries.

(b)         Except as set forth in Section 5.18(b) of the Kalyx Disclosure Schedule, there are no material Orders binding on Kalyx or any of its Subsidiaries.

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SECTION 5.19    Compliance with Laws. Kalyx and each of its Subsidiaries (i) are, and for the past six (6) years have been, in compliance with all applicable Laws and Orders in all material respects, and (ii) have not during the past six (6) years received any written or, to the knowledge of Kalyx, oral notice of any material non-compliance with any applicable Laws or Orders (other than, in each case of clauses (i) and (ii), subject to compliance with applicable state Laws where cannabis is legal under the Laws of such state, U.S. federal drug and narcotics Laws governing cannabis and the application thereof to other federal Laws in states where cannabis is legal under the Laws of such state).

SECTION 5.20    Employee Benefit Plans. Neither Kalyx nor its Subsidiaries have established or maintain or sponsor any Benefit Plan.

SECTION 5.21    Taxes.

(a)         Each of Kalyx and its Subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) in accordance with GAAP for all material accrued Taxes not yet due.

(b)         There are no Liens for Taxes upon any property or assets of Kalyx or its Subsidiaries, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(c)         Each of Kalyx and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

(d)         No federal, state, local or foreign Tax Proceedings are presently pending with regard to any material Taxes or material Tax Returns of Kalyx or any of its Subsidiaries, and neither Kalyx nor any of its Subsidiaries has received a written notice of any proposed Tax Proceedings with respect to any material Taxes.

(e)         No extension of time to file the Tax Return of Kalyx or any of its Subsidiaries, which such Tax Return has not since been filed in accordance with applicable Law, has been filed.

(f)         The statute of limitations for any Tax Proceeding relating to Kalyx or any of its Subsidiaries has never been modified, extended or waived.

(g)         Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return of Kalyx or any of its Subsidiaries has been reported to all Governmental Authorities in accordance with applicable Law.

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(h)         Since January 1, 2014, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return relating to Kalyx or any of its Subsidiaries.

(i)          Neither Kalyx nor any of its Subsidiaries is a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Authority relating to the Tax of Kalyx or any of its Subsidiaries has ever been requested or received.

(j)          Neither Kalyx nor any of its Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(k)         No asset of Kalyx or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(l)          Since January 1, 2014, neither Kalyx nor any of its Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)        Since January 1, 2014, neither Kalyx nor any of its Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n)         [reserved]

(o)         No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to Kalyx or its Subsidiaries.

(p)         Kalyx has made available to the Company all Tax Returns of Kalyx and its Subsidiaries filed since January 1, 2014 and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of Kalyx or any of its Subsidiaries.

(q)         Section 5.21(q) of the Kalyx Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) in which a Tax Return of Kalyx or any of its Subsidiaries has been the subject of any Tax Proceedings since January 1, 2014, a description of each such Tax Return, and the relevant Tax periods.

(r)          Section 5.21(r) of the Kalyx Disclosure Schedule sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has been paid or in which any Tax Return has been filed by Kalyx or any of its Subsidiaries since January 1, 2014.

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(s)         Section 5.21(s) of the Kalyx Disclosure Schedule sets forth a list of all Tax elections made since January 1, 2014 with respect to the Tax or Tax Return of Kalyx or any Subsidiary.

SECTION 5.22    Intellectual Property. Kalyx, the Operating Partnership and their respective Subsidiaries validly own, possess or license all material Intellectual Property used in their business, and can otherwise acquire on reasonable commercial terms, all material Intellectual Property reasonably necessary to conduct the business now operated by them, and none of them has received any notice or is otherwise has knowledge of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of Kalyx, the Operating Partnership or any of their respective Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, has not had and would reasonably be expected to result in a Material Adverse Effect on Kalyx.

SECTION 5.23    Kalyx Material Contracts.

(a)         Section 5.23(a) of the Kalyx Disclosure Schedule sets forth all of the following Contracts to which Kalyx of any of its Subsidiaries is a party or by which any of their respective securities, assets or properties are bound (such Contracts required to be listed in Section 5.23(a) of the Kalyx Disclosure Schedule, together with any Contracts entered into after the date hereof that would be required to be listed in Section 5.23(a) of the Kalyx Disclosure Schedule if such Contract were in effect on the date hereof, collectively, the “Kalyx Material Contracts”):

(i)          Contracts with any Related Persons;

(ii)         Contracts for the sale, license, lease, conveyance, transfer, assignment, participation or other distribution of any of the assets of Kalyx or any of its Subsidiaries of an amount or value in excess of Fifty Thousand Dollars ($50,000);

(iii)        Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Kalyx or any of its Subsidiaries of any operating business or material assets or the capital stock or other equity interests of, or advance or loan to (other than ordinary course receivables and employee advances), any other Person;

(iv)        Contracts involving any joint venture, profit-sharing, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(v)         Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any assets of Kalyx or any of its Subsidiaries, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

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(vi)         Contracts providing for severance, retention, change in control or other similar payments;

(vii)        Contracts for the employment of any individual on a full-time, part-time or consulting or other basis under which Kalyx is obligated to pay more than $100,000 in any year or which are not terminable without penalty on four weeks or less notice;

(viii)       Contracts of guaranty or surety, direct or indirect, by Kalyx or any of its Subsidiaries;

(ix)         Contracts (or group of related Contracts) which involve the expenditure or receipt by Kalyx or any of its Subsidiaries of more than $200,000 annually or $400,000 in the aggregate or which require performance by any party thereto more than one year from the date hereof;

(x)          Contracts that contain covenants that limit the ability of Kalyx or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(xi)          the Real Property Leases;

(xii)        Contracts relating to the sale, issuance, repurchase or redemption of equity securities of Kalyx or any of its Subsidiaries (or options, warrants or other rights or securities that can acquire or are convertible into equity securities of Kalyx or any of its Subsidiaries);

(xiii)        Contracts relating to settlement of claims entered into within three (3) years prior to the date of this Agreement or under which Kalyx has material outstanding obligations (other than customary obligations of confidentiality); and

(xiv)        any other currently effective Contracts to which Kalyx would be required to file under the Securities Act or the Exchange Act if Kalyx was subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         Each of the Kalyx Material Contracts is in full force and effect and is the legal, valid and binding obligation of Kalyx and/or its Subsidiaries party thereto, enforceable against them in accordance with its terms. Except as set forth in Section 5.23(b) of the Kalyx Disclosure Schedule, Kalyx and its Subsidiaries are not in material breach or default under any Kalyx Material Contract, nor, to the knowledge of Kalyx, is any other party to any Kalyx Material Contract in material breach or default thereunder. To the knowledge of Kalyx, no events, circumstances or facts exist or have occurred which would constitute a material breach or event of default by Kalyx or its Subsidiaries, or (with or without the lapse of time, the giving of notice or both) would be a breach or event of default by Kalyx or its Subsidiaries under any Kalyx Material Contract. No party to any of the Kalyx Material Contracts has exercised or, to the knowledge of Kalyx, plans to exercise, any termination rights with respect thereto, or is seeking, or, to the knowledge of Kalyx, plans to seek, to renegotiate, not renew or amend the terms of any Kalyx Material Contract, and there are no disputes pending or, to the knowledge of Kalyx, threatened with respect to any Kalyx Material Contract between or among the parties thereto.

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SECTION 5.24    Finders’ or Advisors’ Fees. Other than Sandler O’Neill + Partners, L.P., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Kalyx who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

SECTION 6.1        Conduct of Business.

(a)         The Company covenants and agrees that, except (w) as required to comply with applicable Law, (x) as contemplated by this Agreement (including the PIPE Transaction and Redemptions), (y) in connection with the Conversion or (z) as set forth on Schedule 6.1(a), from and after the date of this Agreement and until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 (the “Interim Period”), the Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Kalyx, not to be unreasonably withheld, delayed or conditioned):

(i)          enter into a business combination or conduct any business or operations;

(ii)        amend or propose to amend its memorandum or articles of association or similar organizational documents;

(iii)       issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or, any other rights, or rights of any kind to acquire, any securities of the Company;

(iv)        (A) directly or indirectly, split; combine or reclassify the outstanding shares of capital stock; or (B) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company;

(v)         declare, set aside, make or pay (A) any dividend or other distribution payable in cash, securities or property; or (B) any contribution, loan or other payment or any combination thereof, with respect to its capital stock;

(vi)       adopt a plan of complete or partial liquidation, dissolution, merger or consolidation or adopt resolutions providing for or authorizing such liquidation, dissolution, merger or consolidation or adoption of any liquidation or dissolution, merger or consolidation;

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(vii)         (A) increase the compensation or benefits payable to any director or officer, other employee or consultant of the Company; (B) enter into any new severance or termination pay agreement with (or amend any such existing arrangement with) any director or officer, other employee or consultant of the Company; (C) enter into any new employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or consultant of the Company; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

(viii)       adopt any Benefit Plan;

(ix)         authorize any capital expenditure payable by the Company;

(x)         (A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person for borrowed money, except for loans of not more than $300,000 in the aggregate to pay for the Company’s ordinary course administrative expenses and transaction expenses required in connection with this Agreement and the transactions contemplated hereby, including the PIPE Transaction (“Permitted Company Loans”); or (B) make any loans, advances or capital contributions to, or investments in, any other Person

(xi)       (A) make, revoke or change a material Tax election with respect to the Company (unless required by applicable Law); (B) change a material method of accounting for Tax purposes with respect to the Company; (C) consent to extend the period of limitations for the payment or assessment of any material Tax with respect to the Company; or (D) settle or compromise any material Tax liability or refund of the Company;

(xii)         waive any material defenses with respect to any material Liability of the Company;

(xiii)        (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person or acquire any assets of another Person (other than Permitted Company Loans); or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien (other than Permitted Liens) of any of the properties or assets of the Company;

(xiv)        take, or fail to take, any action reasonably within its control to cause the Company Ordinary Shares (or Company Common Stock after the Conversion) to cease to be listed on Nasdaq prior to the Closing Date unless such shares are simultaneously listed on the New York Stock Exchange or another United States national stock exchange;

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(xv)         except as otherwise provided in this Agreement, take any action, or fail to take any action, that would reasonably be expected to materially impair, prevent or impose a delay in obtaining any Third Party consents or the Requisite Regulatory Approvals necessary for consummating the transactions contemplated hereby, including the Merger;

(xvi)        fail to maintain insurance at substantially presently existing levels;

(xvii)       waive any material benefits, or agree to modify in any materially adverse manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xviii)      take or suffer any action that would result in the creation, or consent to the imposition, of any Lien (other than Permitted Liens) on any of its assets;

(xix)        change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP or applicable Law;

(xx)         enter into, materially modify or amend or terminate any Company Contract described in Section 4.12, or waive, release, assign or compromise any material rights or claims with respect thereto;

(xxi)        take any action that would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 hereof to be satisfied;

(xxii)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice; or

(xxiii)     agree or enter into a binding commitment to do any of the foregoing.

(b)         Kalyx covenants and agrees that, except (w) as required to comply with applicable Law, (x) as contemplated by this Agreement, (y) as set forth on Schedule 6.1(b), during the Interim Period or (z) with the prior written consent of the Company, not to be unreasonably withheld, delayed or conditioned:

(i)          Kalyx will and will cause its Subsidiaries to:

(A)         comply with all Laws applicable to Kalyx and is Subsidiaries (other than, subject to compliance with applicable state Laws where cannabis is legal under the Laws of such state, U.S. federal drug and narcotics Laws governing cannabis and the application thereof to other federal Laws in states where cannabis is legal under the Laws of such state);

(B)          conduct their respective businesses only in the ordinary course of business consistent with past practice and in accordance with the transactions contemplated by this Agreement; and

(C)          use commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(ii)         Without limiting the generality of Section 6.1(b)(i), Kalyx will not, and will not permit any of its Subsidiaries to:

(A)        amend or propose to amend its articles of incorporation, bylaws or similar organizational documents;

(B)         issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or, any other rights, or rights of any kind to acquire, any securities of Kalyx or its Subsidiaries (other than (I) equity interests in Subsidiaries of Kalyx issued in connection with the acquisition of additional real properties from unrelated third parties consistent with Kalyx’s business as of the date of this Agreement that are approved by the Kalyx Board and (II) shares of Kalyx Common Stock issued in connection with an election by a holder of a Kalyx Warrant to accept shares of Kalyx Common Stock upon surrender for cancellation of such Kalyx Warrant as contemplated by Section 6.2);

(C)         (I) directly or indirectly, split; combine or reclassify the outstanding shares of capital stock; or (II) redeem, purchase or otherwise acquire directly or indirectly any of the equity securities of Kalyx or its Subsidiaries;

(D)         declare, set aside, make or pay (I) any dividend or other distribution payable in cash, securities or property (other than dividends on the Kalyx Preferred Stock in an aggregate amount not to exceed the 10% Internal Rate of Return (as defined in the Kalyx Charter) with respect to the applicable Kalyx Preferred Stock); or (II) any contribution, loan or other payment or any combination thereof, with respect to its capital stock;

(E)         adopt a plan of complete or partial liquidation, dissolution, merger or consolidation or adopt resolutions providing for or authorizing such liquidation, dissolution, merger or consolidation or adoption of any liquidation or dissolution, merger or consolidation;

(F)         except in the ordinary course of business and as approved by the Compensation Committee, (I) materially increase the compensation or benefits payable to any director or officer, other employee or consultant of Kalyx or its Subsidiaries; (II) enter into any new severance or termination pay agreement with (or materially amend any such existing arrangement with) any director or officer, other employee or consultant of the Company; (III) enter into any new employment (other than at-will employment), deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director or officer, other employee or consultant of the Company; or (IV) materially increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

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(G)        adopt (I) any incentive, bonus, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation or severance plans, Contracts or arrangements or, (II) except in the ordinary course of business and as approved by the Compensation Committee, any other Benefit Plan;

(H)         incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person for borrowed money, in excess of $10,000,000 in the aggregate,

(I)          make any loans, advances (other than advancement of expenses to officers, directors and employees of Kalyx or its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person (other than in connection with the acquisition of additional real properties from unrelated third parties consistent with Kalyx’s business as of the date of this Agreement that are approved by the Kalyx Board);

(J)         (I) make, revoke or change a material Tax election with respect to Kalyx (unless required by applicable Law); (II) change a material method of accounting for Tax purposes with respect to Kalyx; (III) consent to extend the period of limitations for the payment or assessment of any material Tax with respect to Kalyx; or (IV) settle or compromise any material Tax liability or refund of Kalyx;

(K)         waive any material defenses with respect to any material Liability of Kalyx or its Subsidiaries;

(L)         (I) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person or acquire material assets outside of the ordinary course of business consistent with past practice (other than the acquisition of additional real properties from unrelated third parties consistent with Kalyx’s business as of the date of this Agreement that are approved by the Kalyx Board); or (II) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien (other than Permitted Liens) of any of the material properties or assets of Kalyx or its Subsidiaries outside of the ordinary course of business consistent with past practice (other than the sale to unrelated third parties of the interests of Kalyx and its Subsidiaries in the real properties listed in Schedule 6.1(b)(ii)(L)(II) that approved by the Kalyx Board);

(M)        except as otherwise provided in this Agreement, take any action, or fail to take any action, that would reasonably be expected to materially impair, prevent or impose a delay in obtaining any Third Party consents or the Requisite Regulatory Approvals necessary for consummating the transactions contemplated hereby, including the Merger;

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(N)         fail to maintain insurance at substantially presently existing levels;

(O)         take or suffer any action that would result in the creation, or consent to the imposition, of any Lien (other than Permitted Liens) on any of its material assets;

(P)         change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP or applicable Law;

(Q)         except in the ordinary course of business consistent with past practice, materially modify or amend any Kalyx Material Contract in a manner adverse to Kalyx, terminate any Kalyx Material Contract or enter into any new Kalyx Material Contract, or waive, release, assign or compromise any material rights or claims with respect thereto;

(R)         subject to subsection (E) above, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(S)          take any action that would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 hereof to be satisfied;

(T)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice; or

(U)         agree or enter into a binding commitment to do any of the foregoing.

SECTION 6.2        Kalyx Approvals. The Kalyx Board has unanimously resolved to recommend that the shareholders of Kalyx vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and shall not withdraw, modify or qualify in any manner adverse to the Company such recommendation. Following the execution of this Agreement, Kalyx shall prepare and deliver to its shareholders an information statement and written consents and use its reasonable best efforts to obtain the Kalyx Shareholder Approval of the Merger and the other transactions contemplated by this Agreement. In addition, Kalyx shall use its reasonable best efforts to obtain the approval of the holders of not less than 75% of the outstanding Kalyx Warrants (the “Warrantholder Approval”), effective as of immediately prior to, and subject to, the Closing, to either (i) accept a number of shares of Kalyx Common Stock as set forth on Schedule 1 hereto for each share of Kalyx Common Stock for which such Kalyx Warrant was exercisable upon the surrender for cancellation of each such outstanding Kalyx Warrant or (ii) agree to the amendment of such Kalyx Warrant on substantially the terms set forth in Schedule 1 attached hereto and made a part hereof (such warrants, as so amended, the “Amended Warrants”).

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SECTION 6.3        Preparation of Registration Statement, Shareholder Meeting.

(a)         The Company, acting through the Company Board, shall, in accordance with applicable Law duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as practicable following the Definitive Registration Statement being filed and declared effective for the purpose of considering and taking action upon the Conversion, this Agreement and the Merger.

(b)         The Company shall together with Kalyx prepare and file with the SEC as promptly as practicable after the date hereof a preliminary registration statement on Form S-4 in connection with the registration under the Securities Act of (i) the issuance in the Conversion of the Company Common Stock of the Successor to the holders of the Company Ordinary Shares and (ii) the issuance in the Merger of the common stock of the Surviving Corporation to the holders of Kalyx Common Stock and Kalyx Preferred Stock in accordance with Section 2.2, and containing a proxy statement/prospectus for the purpose of soliciting proxies from the holders of Company Ordinary Shares for the Company Shareholder Approval (such registration statement and proxy statement/prospectus, together with any amendments thereto prior to the Definitive Registration Statement, the “Preliminary Registration Statement”). The Company shall subsequently file and furnish to the shareholders of the Company a definitive registration statement on Form S-4 after the “clearing” of SEC comments on the Preliminary Registration Statement (the “Definitive Registration Statement” and collectively with the Preliminary Registration Statement, the “Registration Statement”), and have the Definitive Registration Statement declared effective, and use its commercially reasonable efforts to (i) promptly obtain and furnish the information required to be included by the SEC in the Registration Statement and, after consultation with and based on information provided by Kalyx, respond promptly to any comments made by the SEC with respect to the Preliminary Registration Statement; (ii) obtain the necessary approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by its shareholders; and (iii) subject to the other provisions of this Agreement, include in the Registration Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby.

(c)          During the Inteirm Period, Kalyx shall as promptly as practicable furnish all information about itself and its Subsidiaries, their respective businesses and operations, Representatives and their owners and all financial information to the Company as required by federal Securities Laws or as otherwise may be reasonably necessary or appropriate in connection with the preparation of the Registration Statement, including in connection with any comments made by the SEC with respect to the Preliminary Registration Statement. The Company shall give Kalyx and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Registration Statement and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments. Each of the Company and Kalyx agrees to correct promptly any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Registration Statement as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, to the extent required by applicable Securities Laws. The Company shall promptly notify Kalyx of the receipt of any comments of the SEC with respect to the Preliminary Registration Statement.

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(d)         None of the information supplied by the Company or its Representatives specifically for inclusion or incorporation by reference in the Registration Statement will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning Kalyx or its Representatives included in the Registration Statement or information supplied by Kalyx or its Representatives specifically for inclusion in the Registration Statement.

(e)         None of the information supplied by Kalyx or its Representatives specifically for inclusion or incorporation by reference in the Registration Statement will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Kalyx makes no representations, warranties or covenants with respect to information concerning the Company or its Representatives included in the Registration Statement or information supplied by the Company or its Representatives specifically for inclusion in the Registration Statement.

SECTION 6.4        Access to Information. Each of the parties and its respective Representatives shall give the other party and its respective Representatives access to the books, records, Contracts, commitments, personnel and officers of such party and its Subsidiaries during normal business hours, furnish such financial and operating data and all other information as such Persons may reasonably request and shall instruct its own Representatives to cooperate in the other party’s investigation of the business of such party and its Subsidiaries. Each party shall (i) at the request of the other party, confer on a regular basis with one or more Representatives of the other party to discuss material operational matters and the general status of its ongoing operations and the status of the Registration Statement and the satisfaction of the conditions to consummate the transactions contemplated by this Agreement, (ii) advise the other party of any change or event that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party, and (iii) furnish to the other party promptly all other information concerning its and its Subsidiaries’ business, properties and personnel, in each case as the other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to provide access to or to disclose any information (i) where such access or disclosure could reasonably be expected to jeopardize the attorney-client privilege or work product privilege of such party or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to such party advises that such access or disclosure should not be disclosed in order to ensure compliance with any other applicable Law.

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SECTION 6.5        No Solicitation; Unsolicited Proposals.

(a)         During the Interim Period, neither the Company nor Kalyx shall permit or cause any of their respective Affiliates, or their respective Representatives, to, and each of the Company and Kalyx shall direct their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly take any action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Third Party relating to an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any Contract requiring either the Company or Kalyx to abandon, terminate or fail to consummate the Merger or causing its board of directors to not endorse or recommend the Merger or this Agreement or change its recommendation.

(b)         During the Interim Period, neither the Company Board nor the Kalyx Board shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other, the approval or recommendation by such Board of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company or Kalyx, as the case may be, to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c)         During the Interim Period, each party shall notify the other in writing as promptly as practicable after the receipt by such party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such party or its Affiliates. Each party shall keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

SECTION 6.6        Regulatory Filings.

(a)         As promptly as practicable, each of the Company and Kalyx shall prepare and file, or cause to be prepared and filed, any filings required under the Exchange Act or any other federal or state Law relating to the Merger and the other transactions contemplated by this Agreement, including SEC filings, if any, required by the Company. Each of the Company and Kalyx shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any such filings by any Governmental Authority, and each of the Company and Kalyx shall supply the other with copies of all correspondence between it and each of its Subsidiaries and Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to any such filings. Each of the Company and Kalyx shall use its reasonable efforts to obtain and furnish the information required to be included in any such filings.

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(b)         Subject to the terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any Governmental Authority or other Person, or consents, approvals, orders exemptions or authorizations that are required to be obtained under any federal, state or local Law or regulation or any contract, agreement or instrument to which Kalyx or the Company is a party or by which any of their respective properties or assets are bound, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, (iii) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger or the other transactions contemplated hereby, (iv) to effect all necessary registrations and filings, and submissions of information requested by any Governmental Authority and (v) to execute and deliver any reasonable additional instruments necessary to consummate the Merger and the other transactions contemplated hereby consistent with the terms of this Agreement.

SECTION 6.7       Announcements. The initial press release with respect to the Merger shall be a joint press release, which has previously been agreed upon by Kalyx and the Company. Thereafter, except as required by Law or SEC or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement concerning the Merger or the other transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 6.8       Further Assurances. The parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Kalyx or the Company any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of Kalyx or the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Kalyx or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

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SECTION 6.9        Notification of Certain Matters.

(a)         During the Interim Period, the Company shall give prompt notice to Kalyx, and Kalyx shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)         Subject to compliance with applicable Law (including, without limitation, antitrust Laws and privacy Laws), during the Interim Period, each party shall, at the request of the other party, confer on a regular basis with one or more Representatives of each other party to report on the general status of its ongoing operations and the status of the Registration Statement and the satisfaction of the conditions to consummate the transactions contemplated by this Agreement. During the Interim Period, Kalyx and the Company shall promptly notify each other in writing of, and each will use commercially reasonable efforts to cure, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that (i) causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect, (ii) renders or will render untrue in any material respect any representation or warranty of such party contained in this Agreement or (iii) of any fact, circumstance, event or action which, individually or in the aggregate, will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions of the other party specified in ARTICLE VII of this Agreement, as applicable.

SECTION 6.10    Waiver of Claims Against the Trust. Reference is made to the final prospectus of the Company, filed with the SEC (File No. 333-202235) (the “Prospectus”), and dated as of April 28, 2015. Kalyx warrants and represents that it has read the Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) initially in an amount of $80,718,750 (subsequently reduced in connection with the shareholder vote to extend the term during which the Company must consummate a Business Combination (as defined below)) for the benefit of the Company’s public shareholders (including overallotment shares acquired by the Company’s underwriters, the “Public Shareholders”) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (i) to the Public Shareholders in the event they elect to redeem the ordinary shares of the Company in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Shareholders if the Company fails to consummate a Business Combination within 18 months from the closing of the IPO (subsequently extended to November 3, 2017), (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes or (iv) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Kalyx hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary contained in this Agreement, neither Kalyx nor its affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Company or its affiliates and Kalyx or its affiliates, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claim are collectively referred to hereafter as the “Claims”). Kalyx on behalf of itself and its affiliates hereby irrevocably waives any Claims that it or its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contract or agreements with the Company and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Kalyx agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and Kalyx further intends and understands such waiver to be valid, binding and enforceable against Kalyx and its affiliates under applicable Law. To the extent Kalyx or its affiliate commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its affiliate, which proceeding seeks, in whole or in part, monetary relief against the Company or its affiliate, Kalyx hereby acknowledges and agrees its and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Kalyx or its affiliate (or any Person claiming on any of their behalves behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Kalyx or its affiliate commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its affiliate, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its affiliates shall be entitled to recover from Kalyx or its affiliates, as applicable, the associated legal fees and costs in connection with any such action, in the event the Company or its affiliate, as applicable, prevails in such action or proceeding.

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SECTION 6.11    Director and Officer Liability.

(a)         The Surviving Corporation shall, for a period of six (6) years after the Effective Time, indemnify and hold harmless all Persons who as of immediately prior to the Effective Time are current or former directors and officers of the Company and its Subsidiaries, (the “Indemnified Parties”), to the maximum extent permitted by Law for acts or omissions occurring at or prior to the Effective Time, from and against any and all costs or expenses (including reasonable attorney’s fees as incurred), judgments, fines, losses, claims, damages or liabilities arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement) (any such claim, action, suit, proceeding or investigation, a “Proceeding”), to the fullest extent permitted under applicable Law; provided, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant to this Section 6.11 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company. To the fullest extent permitted by applicable Law, reasonable, out-of-pocket expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by an Indemnified Party in defending any Proceeding will, from time to time, be advanced by the Surviving Corporation prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified as provided in this Section 6.11.

(b)         Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such Proceeding, must promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. In the event of any such Proceeding (whether arising before or after the Effective Time), after the Effective Time (i) the Surviving Corporation shall have the right to assume the defense thereof (unless at any time while such Proceeding is pending (A) such Proceeding is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (B) there is a material conflict of interest between the Surviving Corporation and the Indemnified Party in the conduct of such defense), and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to, or is not entitled to, assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.11 to pay only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in each Proceeding in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company. In the event that the Surviving Corporation assumes the defense of a Proceeding in accordance with this Section 6.11(b), the Surviving Corporation may not settle or not contest any Proceeding without the Indemnified Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned) unless it is solely for monetary damages.

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(c)         For a period of six (6) years after the Effective Time, the Surviving Corporation shall provide, a policy of directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured than the coverage currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time.

(d)         The provisions of Section 6.11(a) and Section 6.11(c) shall be deemed to have been satisfied if the Company before the Effective Time, or the Surviving Corporation after the Effective Time, obtains prepaid policies from such insurance company reasonably satisfactory to a majority of the independent directors of the Company, which policies provide directors and officers of the Company with coverage no less advantageous to the insured than the terms currently provided to directors and officers of the Company for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

(e)         Notwithstanding anything herein to the contrary, if any Proceeding is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.11 shall continue in effect until the final disposition of such Proceeding.

(f)         If the Surviving Corporation, or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.11.

(g)         The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.12    Reasonable Efforts. Each of the parties hereto shall cooperate with the other party hereto and use its commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations (A) required from Third Parties in connection with the Merger or the other transactions contemplated by this Agreement (provided, however, that no party hereto shall be obligated to pay any material consideration (or grant any material financial accommodation) to any Third Party from whom any such approval, consent or other confirmation is requested) and (B) from Governmental Authorities necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

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SECTION 6.13    Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, Kalyx shall deliver to the Company an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from January 1, 2017 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Kalyx to the effect that all such financial statements fairly present the consolidated financial position and results of operations of Kalyx and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, Kalyx will also promptly deliver to the Company copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s or its Subsidiaries’ certified public accountants may issue.

SECTION 6.14    No Trading. Kalyx acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by the federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Kalyx hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than to engage in the Merger in accordance with this Agreement), communicate such information to any third party, take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

SECTION 6.15    Use of Trust Account Proceeds After the Closing. The parties agree that after the Closing, the funds in the Trust Account and any proceeds received from the PIPE Transaction, after taking into account payments for the Redemptions, shall first be used (i) to pay the Company’s accrued and unpaid reasonable transaction expenses and (ii) to pay for any outstanding obligations, if any, owed by the Company to the AAPC Sponsor. Such amounts will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

SECTION 6.16    Disclosure Schedule Updates. During the Interim Period, Kalyx will have the right, but not the duty, to update the Kalyx Disclosure Schedules by providing notice to the Company in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of Kalyx or its Subsidiaries after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including entering into new Contracts. Any such update, so long as it is provided at least two (2) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 6.16, will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Material Adverse Effect with respect to Kalyx.

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ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1        Conditions to the Obligations of Each Party. The obligations of the Company and Kalyx to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, written waiver) of the following conditions:

(a)         Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval;

(b)         Kalyx Shareholder Approval. Kalyx shall have obtained the Kalyx Shareholder Approval;

(c)         Conversion. The Department shall have accepted the Articles of Conversion and the Articles of Incorporation, and the Conversion shall be effective;

(d)         PIPE Transaction and Closing Proceeds. The PIPE Transaction shall have been consummated (subject to the Closing hereunder) at the Per Share Price and there shall be at least $15,000,000 in Closing Proceeds;

(e)         Net Tangible Assets Test. Upon the Closing and after giving effect to the Redemptions and the PIPE Transaction, the Company shall have net tangible assets of at least $5,000,001;

(f)         Third Party Consents. Any material Third Party consents required in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been received;

(g)         No Injunctions or Restraints. No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall comply with its obligations under Article VI; and provided, further, that none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Merger, including without limitation any action initiated, threatened, or maintained by any shareholder of the Company, whether alleging claims under any Securities Laws or state securities Laws, contract or tort claims, claims for breach of fiduciary duty, or otherwise, will constitute a failure of the conditions set forth in Sections 7.1, 7.2 or 7.3 of this Agreement unless that action has resulted in the granting of an injunction (whether temporary, preliminary or permanent) which is in effect and prevents or prohibits the consummation of the Merger, and such injunction has not expired or been dissolved or vacated;

(h)         Regulatory Matters. Any material authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority that are identified in the Company Disclosure Schedule or the Kalyx Disclosure Schedule (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect;

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(i)          Stock Exchange Listing. The Company Ordinary Shares (or the shares of Company Common Stock of the Successor or the shares of common stock of the Surviving Corporation) shall be listed or quoted on any tier of the Nasdaq Stock Market, the New York Stock Exchange, the NYSE MKT or another recognized United States national stock exchange; and

(j)          Directors’ and Officers’ Insurance. The Surviving Corporation shall have obtained a policy of directors’ and officers’ liability insurance on terms and conditions reasonably satisfactory to Kalyx and otherwise consistent with the requirements of Section 6.11 hereof.

SECTION 7.2        Conditions to the Obligations of Kalyx. The obligations of Kalyx to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver, in whole or in part) of the following further conditions:

(a)         Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing as if made at the Closing, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b)         Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Officer’s Certificate. Kalyx shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying on behalf of the Company that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(g) have been satisfied.

(d)         Resignations. Kalyx shall have received resignations, effective as of the Effective Time, from each of the directors and officers of the Company.

(e)         Bank Accounts. The Surviving Corporation shall have established bank accounts with financial institutions reasonably satisfactory to Kalyx and with individuals designated by Kalyx as the authorized signatories.

(f)          Forfeiture Agreement. The Forfeiture Agreement shall remain in full force and effect and no material default thereunder by the AAPC Sponsor shall have occurred and be continuing and uncured.

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(g)         Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing and uncured.

(h)         Secretary’s Certificate. The Company shall have delivered to Kalyx a certificate from its secretary or other executive officer certifying as to, and attaching, (i) copies of its articles of incorporation and bylaws as in effect as of the Closing Date after giving effect to the Conversion, (ii) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) evidence that the Company Shareholder Approval shall have been obtained and (iv) the incumbency of officers of the Company authorized to execute this Agreement and any certificates issued in connection herewith.

(i)          Good Standing. The Company shall have delivered to Kalyx a good standing certificate (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

SECTION 7.3        Conditions to the Obligations of the Company. The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent legally permissible) of the following further conditions:

(a)         Representations and Warranties. Each of the representations and warranties of Kalyx contained in this Agreement shall be true and correct as of the Closing, subject, however, to any revisions to the Kalyx Disclosure Schedule that Kalyx may deliver to the Company prior to the Effective Time, so long as such updated Kalyx Disclosure Schedule does not reflect a Material Adverse Effect on Kalyx.

(b)         Performance of Obligations of Kalyx. Kalyx shall have performed in all material respects all agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Officer’s Certificate. The Company shall have received a certificate of an executive officer of Kalyx, dated the Closing Date, certifying on behalf of Kalyx that the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(h) have been satisfied.

(d)         Non-Competition Agreements. The Company shall have received a Non-Competition and Non-Solicitation Agreement from each of the key officers, directors and/or employees of Kalyx set forth on Schedule 7.3(d) in favor of and for the benefit of the Company and each of the other Covered Parties (as defined therein) in substantially the form attached as Exhibit B hereto (each, a “Non-Competition Agreement”), duly executed by each such Person.

(e)         Lock-Up Agreements. The Company shall have received a Lock-Up Agreement from each of the key officers, directors and/or employees of Kalyx set forth on Schedule 7.3(e) in favor of and for the benefit of the Company in substantially the form attached as Exhibit C hereto (each, a “Lock-Up Agreement”), duly executed by each such Person.

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(f)         Employment Agreements. The Company shall have received copies of employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Kalyx, between Kalyx and each of the persons set forth on Schedule 7.3(f), each such employment agreement duly executed by the parties thereto.

(g)         Warrantholder Approval. Kalyx shall have received the Warrantholder Approval.

(h)         Material Adverse Effect. No Material Adverse Effect with respect to Kalyx shall have occurred since the date of this Agreement and be continuing and uncured.

(i)          Other Matters. The matter set forth on Schedule 7.3(i) shall have been satisfied.

(j)          Termination of Management Fee. The Company shall have received a duly executed irrevocable termination and waiver from KD RE Management, LLC (the “Management Company”), in form and substance reasonably acceptable to the Company, effective as of the Closing, terminating any management arrangements between the Management Company or its Affiliates and Kalyx or its Subsidiaries and waiving any rights of the Management Company or its Affiliates to any management or other fees or expense reimbursements from Kalyx or its Subsidiaries or the Surviving Corporation.

(k)         Secretary’s Certificate. Kalyx shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (i) copies of its articles of incorporation and bylaws as in effect as of the Closing Date, (ii) the resolutions of Kalyx’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) evidence that the Kalyx Shareholder Approval shall have been obtained and (iv) the incumbency of officers of Kalyx authorized to execute this Agreement and any certificates issued in connection herewith.

(l)          Good Standing. Kalyx shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Kalyx certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Kalyx’s jurisdiction of organization and from each other jurisdiction in which Kalyx is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

ARTICLE VIII

TERMINATION

SECTION 8.1        Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)         by the mutual written consent of Kalyx and the Company at any time prior to the Effective Time;

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(b)         by either of the Company or Kalyx:

(i)          if the shareholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to constitute Company Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to either party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(ii)         if the shareholders of Kalyx shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to constitute Kalyx Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to either party where the failure to obtain the Kalyx Shareholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(iii)        if any judgment, injunction, order or decree enjoining Kalyx or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

(iv)        if the Merger shall not have occurred on or before October 1, 2017 (as such date may be extended by the mutual agreement of the parties, the “Termination Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if the breach or violation by such party of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c)         by the Company:

(i)          if Kalyx shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 7.3(a) or 7.3(b) to be satisfied (treating the Closing for such purposes as the date of this Agreement, or if later, the date of such breach) and (B) is incapable of cure or, if curable, has not been cured within the earlier of (I) 30 days after the giving of written notice to Kalyx and (II) the Termination Date; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(c)(i) shall not be available if, at the time of such intended termination, any representation, warranty, covenant or agreement of the Company contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured; or

(ii)         if a Material Adverse Effect with respect to Kalyx shall have occurred since the date of this Agreement and be continuing and uncured.

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(d)         by Kalyx:

(i)          if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 7.2(a) or 7.2(b) to be satisfied (treating the Closing for such purposes as the date of this Agreement, or if later, the date of such breach) and (B) is incapable of cure or, if curable, has not been cured within the earlier of (I) 30 days after the giving of written notice to the Company and (II) the Termination Date; provided, further, that Kalyx’s right to terminate this Agreement under this Section 8.1(d)(i) shall not be available if, at the time of such intended termination, any representation, warranty, covenant or agreement of Kalyx contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured; or

(ii)         if a Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing and uncured.

SECTION 8.2        Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the terminating party to the other party, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) Sections 6.7, 6.10, 8.2 and 8.3 and Article IX shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any claim based in part or in whole upon fraud, willful misconduct or intentional misrepresentation in connection with this Agreement or the transactions contemplated hereby, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 6.10). Without limiting the foregoing, and except as provided in this Section 8.2 (but subject to Section 6.10), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with this Agreement, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

SECTION 8.3        Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.1        Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2        Amendments; No Waivers.

(a)         Any provision of this Agreement (including the Company Disclosure Schedule and the Kalyx Disclosure Schedule) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Kalyx, or in the case of a waiver, by the party against whom the waiver is to be effective and, in the case of an amendment, approved by the board of directors of each of the Company and Kalyx; provided, however, that after the receipt of the Company Shareholder Approval, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of any relevant securities exchange or market require further approval of the shareholders of the Company or Kalyx, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder approval.

(b)         No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 9.3        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt affirmatively confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Atlantic Alliance Partnership Corp.
590 Madison Avenue
New York, New York 10022
Attn: Jonathan Mitchell

with a copy (which shall not constitute notice) to:

Ellenoff, Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas S. Ellenoff
Fax No.: 212-370-7889

If to Kalyx:

Kalyx Development Inc.
366 Madison Avenue, 11th Floor
New York, New York 10017
Attention: George M. Stone
Fax No.: 212-315-3446

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with a copy (which shall not constitute notice) to:

Reitler Kailas & Rosenblatt LLC
800 Third Avenue 21st Floor
New York, New York 10022
Attn: Scott Rosenblatt
Fax No.: 212-371-5500

SECTION 9.4        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its or their rights or obligations under this Agreement without the consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 9.5        Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the Laws of the State of New York (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 9.6        Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any New York state court or federal court of the United States of America sitting in New York City (Borough of Manhattan), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

SECTION 9.7        Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

SECTION 9.8        Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by pdf, facsimile or other electronic document transmission shall constitute effective execution and delivery of this Agreement and signatures of the parties transmitted by pdf, facsimile or other electronic document transmission shall be deemed to be originals for all purposes.

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SECTION 9.9      Agreement. This Agreement and the Ancillary Documents (including Company Disclosure Schedule and the Kalyx Disclosure Schedule) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

SECTION 9.10    Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.11 hereof are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, affected thereby.

SECTION 9.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.12    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions required by this Agreement as are necessary on its part to consummate the Merger, will cause irreparable injury to the other party, for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at Law or equity.

SECTION 9.13    Construction; Interpretation.

(a)         The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “including” shall mean “including, without limitation”, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Schedule and the Kalyx Disclosure Schedule) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, and (iv) Kalyx and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document referenced herein shall include such party’s successors and permitted assigns. For purposes of this Agreement, “knowledge” means, with respect to either party, the actual knowledge of the executive officers or directors of such party or any of its Subsidiaries after reasonable inquiry.

(b)         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)         Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[The remainder of this page is intentionally blank; the next page is the signature page.]

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In witness whereof the undersigned have executed this Agreement and Plan of Merger effective as of the date first set forth above.

ATLANTIC ALLIANCE PARTNERSHIP CORP.		KALYX DEVELOPMENT INC.

By:		By:
Name:	Iain Abrahams	Name:	George M. Stone
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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